UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 15, 2014

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Corning Natural Gas Holding Corporation (the "Company") entered into a series of stock purchase agreements selling to six investors an aggregate of 150,000 shares of common stock at a price of $16.40 per share. This private placement of common stock will, upon completion of the closing under each of the stock purchase agreements, result in gross proceeds to the Company of $2,460,000. A stock purchase agreement for 75,000 shares dated as of April 7, 2014, was entered into with the Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the "Zucker Trust"). Closing was funded on or about April 9, 2014. Prior to this purchase, Anita G. Zucker, as trustee of the Zucker Trust, reported holding 214,451 shares of the Company's common stock on a Schedule 13D dated September 24, 2012. As of April 15, 2014, the Company entered into four separate Stock Purchase Agreements with QCI Asset Management LLC ("QCI") and four of its advisees for an aggregate of 70,000 shares of common stock held for the benefit of the accounts of those advisees managed by QCI. QCI also manages certain funds of the Company. As of April 16, 2014, the Company entered into a stock purchase agreement with Robert B. Johnston for 5,000 shares. Mr. Johnston is or may be deemed an affiliate of the Zucker Trust. The price of $16.40 per share was the same under each of the stock purchase agreements. Closing on these remaining 75,000 shares is expected within the next few days.

The stock purchase agreements contain customary representations and warranties by the Company and by the purchasers, including the representation by each purchaser that such purchaser is an "accredited investor" as defined in Rule 501 of Regulation D, purchasing for its own account for investment and acknowledging that the shares were being issued under an exemption from the registration requirements of the Securities Act of 1933, as amended, and can not be resold except pursuant to a registration statement or an exemption from such registration requirements. The certificates representing the shares issued pursuant to each of the stock purchase agreements bear or will bear a legend with respect to that restriction.

The foregoing does not constitute a complete description of the terms of the stock purchase agreements, which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the period ending June 30, 2014, and the terms of which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described above, the Company has entered into stock purchase agreements to issue 150,000 shares of its common stock for $16.40 per share in a private placement to accredited investors. The description set forth in Item 1.01 above is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2014 Annual Meeting of Shareholders of the Company held on Tuesday, April 15, 2014, the Company's shareholders voted on three proposals and cast their votes as described below.

The proposals are described in detail in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 14, 2014 (the "Proxy Statement").

Proposal 1: Election of Directors.

The shareholders elected the following seven directors, to serve until the Company's next annual meeting of shareholders and until their successors are elected and have qualified:

Nominee	Votes For	Votes Withheld	Abstentions	Broker Non-Votes

Henry B. Cook, Jr.	1,819,938	12,888	0	311,013
Michael I. German	1,826,394	6,432	0	311,013
Ted W. Gibson	1,826,394	6,432	0	311,013
Joseph P. Mirabito	1,826,533	6,293	0	311,013
William Mirabito	1,826,496	8,330	0	311,013
George J. Welch	1,826,533	6,293	0	311,013
John B. Williamson III	1,821,061	11,765	0	311,013

Proposal 2: Non-binding advisory vote to approve the Company's executive compensation.

The Company's shareholders approved, an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the Proxy Statement as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,777,501	19,032	36,292	311,013

Proposal 3: Ratification of the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014.

The appointment of Freed Maxick CPAs as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014, was ratified as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,132,373	4,090	7,376	0

No other matters were voted upon at the meeting.

Item 8.01 Other Events.

On April 15, 2014, at its regular meeting the Board of Directors of the Company elected the following officers:

Michael I. German - Chief Executive Officer and President
Firouzeh Sarhangi - Chief Financial Officer and Treasurer
Stanley G. Sleve - Vice President - Administration and Corporate Secretary
Matthew Cook - Vice President of Operations and Engineering
Russell Miller - Vice President of Gas Supply and Marketing

In addition, the Board of Directors determined to combine its Corporate Governance and Nominating Committees into a single Corporate Governance/Nominating Committee. The Board of Directors made the following Committee assignments:

Audit Committee

John Williamson, Chairman
William Mirabito
Henry Cook

Compensation Committee

Ted Gibson, Chairman
Joseph Mirabito
John Williamson

Corporate Governance/Nominating Committee

George Welch, Chairman
Henry Cook
Joseph Mirabito
William Mirabito
Ted Gibson

The Company, as the sole shareholder of Corning Natural Gas Corporation (the "Gas Company"), reelected the Board of Directors of the Gas Company, and the Board of Directors of the Gas Company re-elected the officers, being the same as those of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

Dated: April 17, 2014

By: /s/ Michael I. German

President and Chief Executive Officer